EXHIBIT 10.14

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 3, 2004, by and between DESIGN WITHIN REACH, INC., a Delaware corporation (“Design Delaware”), successor-by-merger to Design Within Reach, Inc., a California Corporation (“Design California”) (“Borrower”), and WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION (“Trade Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Trade Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Trade Bank dated as of July 10, 2002, as amended from time to time (“Credit Agreement”).

WHEREAS, Trade Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

I.	Article I. CREDIT FACILITY, Section 1.1 The Facilities is hereby deleted in its entirety, and the following substituted therefor:

“1.1 The Facilities. Subject to the terms and conditions of this Agreement, Trade Bank will make available to Borrower each of those credit facilities (“Facilities”) for which a Facility Supplement (“Supplement”) is attached as Exhibit B hereto. Additional terms for each individual Facility (and each subfacility thereof (“Subfacility”)) are set forth in the Supplement for that Facility. Each Facility will be available from the Closing Date until the Facility Termination Date for that Facility. Collateral and credit support required for each Facility are set forth in Exhibit C hereto. Definitions for those capitalized terms not otherwise defined are contained in Article 8 below.”

II.	The first sentence of Article I. CREDIT FACILITY, Section 1.2 Credit Extension Limit, is hereby deleted in its entirety, and the following substituted therefor:

“1.2 Credit Extension Limit. The aggregate outstanding amount of all Credit Extensions may at no time exceed the lesser of (a) Eleven Million Five Hundred Thousand Dollars ($11,500,000) or (b) the Borrowing Base in effect from time to time, plus Two Million Five Hundred Thousand Dollars ($2,500,000) (“Overall Credit Limit”), subject to the repayment of principal under the Term Commitment Loan.”

III.	Article I. CREDIT FACILITY, Sections 1.4 Repayment; Interest and Fees is hereby deleted in its entirety, and the following substituted therefor:

“1.4 Repayment; Interest and Fees. Each funded Credit Extension shall be repaid by Borrower, and shall bear interest from the date of disbursement at those per annum rates and such interest shall be paid, at the times specified in the applicable Supplement, Note or Facility Document. With respect to each Facility, Borrower agrees to pay to Trade Bank the fees specified in the related Supplement as well as those fees specified in the relevant Facility Document(s). Interest and fees will be calculated on the basis of a 365-day year, actual days elapsed. Any overdue payments of principal (and interest to the extent permitted by law) shall bear interest at a per annum floating rate equal to the Prime Rate plus 5.00%.”

IV.	Article V. NEGATIVE COVENANTS, Section 5.10, Capital Expenditures is hereby deleted in its entirety, and the following substituted therefor:

“5.10 Capital Expenditures. Borrower shall not make any capital expenditures in any fiscal year in an aggregate amount in excess of $12,000,000.”

V.	The first sentence of Article VIII. DEFINITIONS, Section 8.4 Borrowing Base, is hereby deleted in its entirety, and the following substituted therefor:

“8.4 Borrowing Base. means an amount equal to the sum of: (a) seventy-five percent (75%) of Borrower’s Eligible Accounts Receivable, plus (b) sixty percent (60%) of Borrower’s Eligible Inventory and studio inventory.”

VI.	Article VIII. DEFINITIONS, Section 8.13(a), is hereby deleted in its entirety, and the following substituted therefor:

“(a)	any account which is past due sixty (60) days after the invoice date with respect to Accounts Receivable with payment terms of net thirty (30) or net sixty (60) days from invoice date; and any account past due one (1) day after the due date with respect to Accounts Receivable with payment terms of net 90 days;”

VII.	Article VIII. DEFINITIONS, Section 8.14 Eligible Inventory, is hereby deleted in its entirety, and the following substituted therefor:

“8.14 “Eligible Inventory” means all Inventory of Borrower comprised of finished goods and studio inventory (other than Inventory deemed ineligible in Trade Bank’s sole discretion), that have been in Borrower’s stock for not more than twelve (12) calendar months, valued at the lower of cost or fair market value on a first in first out basis in accordance with GAAP, that is subject to no liens other than liens in favor of Trade Bank, and is located at Borrower’s warehouses in the United States.”

VIII.	Page 13 of the Credit Agreement is hereby amended by deleting “283 Fourth Street, Oakland, CA 94607” as the Borrower’s address and by substituting “225 Bush Street, Floor 20, San Francisco, CA 94104” therefor.

IX.	Page 13 of the Credit Agreement is hereby amended by deleting “525 Market Street, 25th Floor, San Francisco, CA 94105” as the Borrower’s address and by substituting “1 Front Street, 21st Floor, San Francisco, CA 94111” therefor.

X.	The FINANCIAL COVENANTS, Tangible Net Worth section of EXHIBIT A ADDENDUM TO CREDIT AGREEMENT is hereby deleted in its entirety, and the following substituted therefor:

“ “Tangible Net Worth. Not less than $8,500,000, to be measured monthly; provided however, upon Borrower’s completion of an initial public offering, not less than $8,500,000, plus 90% net initial public offering proceeds to Borrower. (“Tangible Net Worth” means the aggregate of total shareholders’ equity determined in accordance with GAAP plus indebtedness which is subordinated to the Obligations to Trade Bank under a subordination agreement in form and substance acceptable to Trade Bank or by subordination language acceptable to Trade Bank in the instrument evidencing such indebtedness less (i) all assets which would be classified as intangible assets under GAAP, including, but not limited to, goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises, and (ii) assets which Trade Bank determines in its business judgment would not be available or would be of relatively small value in a liquidation of Borrower’s business, including, but not limited to loans to officers or affiliates and other items).”

XI.	The FINANCIAL COVENANTS, Net Income After Taxes section of EXHIBIT A ADDENDUM TO CREDIT AGREEMENT is hereby deleted in its entirety, and the following substituted therefor:

“Net Income After Taxes. Not less than $1 on a year-to-date basis determined as of each fiscal quarter end; and not less than $1 on an annual basis, determined as of each fiscal year end.”

XII.	EXHIBIT B, REVOLVING CREDIT FACILITY SUPPLEMENT shall be amended by:

A.	deleting “July 31, 2004” as the FACILITY TERMINATION DATE, and by substituting “July 31, 2005” therefor; and

B.	deleting “Seven Million Five Hundred Thousand Dollars ($7,500,000)” as the CREDIT LIMIT FOR THIS REVOLVING CREDIT LOAN FACILITY and by substituting “Nine Million Dollars ($9,000,000)” therefor.

XIII.	EXHIBIT C, COLLATERAL/CREDIT SUPPORT DOCUMENT is hereby deleted in its entirety, and the attached EXHIBIT C, COLLATERAL/CREDIT SUPPORT DOCUMENT, all terms of which are incorporated herein by this reference, shall be substituted therefor.

XIV.	MERGER AND ASSUMPTION.

(a)	Pursuant to that certain Agreement and Plan of Merger dated as of March 23, 2004, by and between Design Delaware and Design California, Design Delaware has, by effect of law, assumed all liabilities and assets of Design California, and Design Delaware hereby expressly and unconditionally assumes, agrees to pay, discharge, satisfy and perform any and all obligations owing to Trade Bank pursuant to each of the Assumed Documents, all with the same force and effect as if Design Delaware were the original signatory to the Assumed Documents. For purposes hereof, “Assumed Documents” shall mean, collectively, the Credit Agreement and, insofar and to the extent Design California was a party thereto, all other related documents.

(b)	The execution of this Third Amendment by Design Delaware shall be deemed its execution of each of the Assumed Documents. This Third Amendment does not constitute the creation of a new obligation or the extinguishment of the obligations evidenced by any of the Assumed Documents, nor does it in any way affect or impair the liens of the Assumed Documents, which Design Delaware acknowledges to be valid first liens on the property described therein (except as otherwise set forth in the Assumed Documents). Design Delaware agrees that the liens of the Assumed Documents shall continue in full force and effect, unimpaired and unaffected by this Agreement or by the Merger.

Borrower shall pay to Trade Bank a non-refundable commitment fee for the Revolving Credit Facility equal to $22,500.00, which fee shall be due and payable upon execution of this Amendment.

Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

DESIGN WITHIN REACH, INC., a Delaware corporation, successor-by-merger to Design Within Reach, Inc., a California corporation	WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION

By:	By:

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